Exhibit 2.4

AMENDMENT NO. 1
TO
CONTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1 to Contribution Agreement (this “Amendment”) is entered into as of this 30th day of September, 2004, by Jostens Holding Corp., a Delaware corporation (the “Company”), and Fusion Acquisition LLC, a Delaware limited liability company (the “Investor”).

W I T N E S S E T H:

WHEREAS, the Company and the Investor have previously entered into that certain Contribution Agreement dated as of July 21, 2004 (the “Contribution Agreement”);

WHEREAS, the Company has entered into a letter agreement with Carl Blowers dated as of the date hereof (the “Blowers Agreement”);

WHEREAS, pursuant to Section 7.03 of the Contribution Agreement, the Contribution Agreement may be amended and supplemented by a written instrument signed by the parties to thereto; and

WHEREAS, the Company and the Investor wish to amend the Contribution Agreement and make certain other agreements with respect thereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1.  Definitions.  Capitalized terms used but not defined herein shall have the meaning given to them in the Contribution Agreement.

SECTION 2. Amendments to Contribution Agreement. The Contribution Agreement is hereby amended as of the date hereof as follows:

(a)   The definition of “Company Indebtedness” in Section 1.01 of the Contribution Agreement is hereby amended to add a new clause (viii) to the end of the first sentence of such definition to read as follows:

“and (viii) an amount equal to 7,404 (i.e. 8,544 less 1,140), multiplied by the excess of the Per Share Purchase Price over the per share exercise price (i.e. $87.12 per share) of such options.”

(b)   Section 5.06 of the Contribution Agreement is hereby amended to delete the proviso at the end of the second sentence thereof such that Section 5.06 shall read in its entirety as follows:

“SECTION 5.06.  Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses; provided, that, if the Closing occurs, the Company shall bear and pay all Transaction Expenses and Excluded Transaction Expenses.  In connection with services related to this Agreement and the transactions contemplated hereby, the Company will pay, on the Closing Date, (i) to the Investor, a transaction fee in the amount of $18,000,000 and (ii) to DLJ Merchant Banking III, Inc., a transaction fee in the amount of $7,000,000.”

(c)   Section 6.01 of the Contribution Agreement is hereby amended to delete clause (f) thereof in its entirety and to replace such clause (f) with the following:

“(f)  Intentionally Omitted.”

SECTION 4.   No Implied Amendments.  Except as herein provided, the Contribution Agreement shall remain in full force and effect and is ratified in all respects.  On and after the effectiveness of this Amendment, each reference in the Contribution Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Contribution Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Contribution Agreement, shall mean and be a reference to the Contribution Agreement, as amended by this Amendment.

SECTION 5.  Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, the Company and the Investor have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

JOSTENS HOLDING CORP.

By:	/s/ David Tayeh
Name:	David Tayeh
Title:	Chief Financial Officer

FUSION ACQUISITION LLC

By:	/s/ Joseph Bae
Name:	Joseph Bae
Title:	Vice President and Treasurer